Exhibit 99.1

Acrivon Therapeutics Appoints Santhosh Palani, Ph.D., CFA, Experienced Board Member and Healthcare Investor, to its Board of Directors

WATERTOWN, Massachusetts, March 4, 2024 – Acrivon Therapeutics, Inc. (“Acrivon” or “Acrivon Therapeutics”) (Nasdaq: ACRV), a clinical stage biopharmaceutical company developing precision oncology medicines that it matches to patients whose tumors are predicted to be sensitive to each specific medicine by utilizing its proprietary proteomics-based patient responder identification platform, Acrivon Predictive Precision Proteomics or AP3, today announced the appointment of Santhosh Palani, Ph.D., CFA, to its board of directors.

“Santhosh previously served as an advisor to Acrivon and has a deep understanding and appreciation of the breadth and novelty of our next generation precision medicine platform,” said Peter Blume-Jensen, M.D., Ph.D., chief executive officer, president, and founder of Acrivon Therapeutics. “Santhosh has not only served on numerous boards providing his expertise on the business side as a successful private and public healthcare investor, but earlier in his career he was also a drug developer, so we are delighted to have him join our board.”

Dr. Palani is a former investment partner and a current advisory partner at PFM Health Sciences. At PFM, Dr. Palani led public and private biotechnology investments, and served on the board of companies in the cell therapy and gene editing fields. Prior to joining PFM in 2020, Dr. Palani was a principal at New Enterprise Associates (NEA) where he invested in early-stage private biotechnology companies and served on the boards of companies in the radiopharmaceuticals, cell therapy, targeted oncology, and gene editing fields. From 2016 to 2018, Dr. Palani was the vice president of equity research at Cowen and Company, where he covered small- to mid-cap biotechnology stocks across numerous therapeutic areas. Prior to Cowen, Dr. Palani was in oncology drug development at Pfizer Inc. and Takeda Pharmaceuticals. Dr. Palani has a Ph.D. in bioengineering from the University of Pennsylvania and completed his postdoctoral work in biochemistry and molecular biophysics at Columbia University. He also holds an M.S. in chemical engineering from Texas A&M University and a B.S. in chemical engineering from the University of Madras. Dr. Palani is a CFA® Charterholder.

Dr. Palani added, “Acrivon is an entirely science-based company and its AP3 platform is a ground-breaking approach which is broadly applicable across drug discovery and development with significant unrealized potential — not only in oncology but also in other areas including autoimmune and metabolic disorders, as dysregulated signaling ultimately underlies all diseases. The company currently is focused on oncology with a highly differentiated profile in this space. I am excited to join a distinguished board and support the full realization of the potential of the platform applied to the company’s current pipeline and beyond.”

About Acrivon Therapeutics

Acrivon is a clinical stage biopharmaceutical company developing precision oncology medicines that it matches to patients whose tumors are predicted to be sensitive to each specific medicine by utilizing Acrivon’s proprietary proteomics-based patient responder identification platform, Acrivon Predictive Precision Proteomics, or AP3. The AP3 platform is engineered to measure compound-specific effects on the entire tumor cell protein signaling network and drug-induced resistance mechanisms in an unbiased manner. These distinctive capabilities enable AP3’s direct application for drug design optimization for monotherapy activity, the identification of rational drug combinations, and the creation of drug-specific proprietary OncoSignature companion diagnostics that are used to identify the patients most likely to benefit from Acrivon’s drug candidates. Acrivon is currently advancing its lead candidate, ACR-368, a selective small molecule inhibitor targeting CHK1 and CHK2 in a potentially registrational Phase 2 trial across multiple tumor types. The company has received Fast Track designation from the Food and Drug Administration, or FDA, for the investigation of ACR-368 as monotherapy based on OncoSignature-predicted sensitivity in patients with platinum-resistant ovarian or endometrial cancer. Acrivon’s ACR-368 OncoSignature test, which has not yet obtained regulatory approval, has been extensively evaluated in preclinical studies, including in two separate, blinded, prospectively-designed studies on pretreatment tumor biopsies collected from past third-party Phase 2 trials in patients with ovarian cancer treated with ACR-368. The FDA has granted Breakthrough Device designation for the ACR-368 OncoSignature assay for the identification of ovarian cancer patients who may benefit from ACR-368 treatment. In addition to ACR-368, Acrivon is also leveraging its proprietary AP3 precision medicine platform for developing its co-crystallography-driven, internally-discovered preclinical stage pipeline programs. These include ACR-2316, a potent, selective WEE1/PKMYT1 inhibitor with single-agent activity, and a cell cycle program with an undisclosed target.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Acrivon’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Acrivon undertakes no duty to update such information except as required under applicable law.

Investor and Media Contacts:

Adam D. Levy, Ph.D., M.B.A.

alevy@acrivon.com

Alexandra Santos

asantos@wheelhouselsa.com